Section 18 - Code of Ethics

While SAM is confident of its employee’s integrity and good faith, there are certain instances where employees possess knowledge regarding present or future transactions or have the ability to influence portfolio transactions made by the Company for its clients in securities in which they personally invest.

In these situations, personal interest may conflict with that of the Company’s clients. In view of the above, SAM has adopted this Code of Ethics to specify or prohibit certain types of transactions deemed to create conflicts of interest (or the potential for or appearance of), and to establish reporting requirements and enforcement procedures. Any violation of the Code of Ethics should be promptly reported to the CCO. The CCO reserves the right to restrict or amend any employment-related activities as necessary.

18.1     Statement of General Principles
In recognition of the trust and confidence placed in SAM by its clients and to stress SAM’s belief that its operations are directed to the benefit of its clients, the Company has developed and adopted the following general principles to guide its employees, officers, and directors.
1. The interests of the clients are paramount and all associated persons of the Company must conduct themselves in such a manner that the interests of the clients take precedence over all others.
2. All personal securities transactions by associated persons of the Company must be accomplished in such a way as to avoid any conflict between the interest of the Company’s clients and the interest of any associated person.
3. All associated persons of the Company must avoid actions or activities that allow personal benefit or profit from their position with regard to the Company’s clients.

18.2     Definitions
1. “Access Person”- any director, officer, or associated person who recommends the purchase or sale of securities for the Company on behalf of the client.

2. “Beneficial Ownership” of a security - a person is considered to be a beneficial owner of any securities in which he/she has a direct or indirect monetary interest or is held by his/her spouse, minor children, a relative who shares his/her residence, or other persons by reason of any contract, arrangement, understanding or relationship that provides him/her with sole or shared voting or investment power.

3. “Control” - means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder control over the company.

4. “Investment Personnel” - means all Access Persons who occupy the position of portfolio manager with respect to the clients of SAM or any separately-managed series thereof (a
“Fund”), and all Access Persons who provide or supply information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager’s decisions.

5. “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

6. “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that, for purposes herein shall not include the following:
a.Securities issued by the Government of the United States or an agency thereof.
b.Banker’s acceptance, bank certificates of deposit or commercial paper.
c.Open end mutual funds other than those that are advised or sub advised by SAM.
d.Exchange traded funds (ETF’s), Exchange traded notes (ETN's), and sector or index depositary receipts (e.g. SPDRS, HOLDRS, ETC.)
e.Futures or option contracts on commodities or on otherwise excluded securities.

1.A “Security Held or to be Acquired” by the clients means any security which, within the most recent fifteen days, (i) is or has been held by the clients or (ii) is being or has been considered by the Company for purchase by the clients.

2.Security is “being purchased or sold” by the clients from the time when a purchase or sale has been communicated to the Company until the time when such transaction has been fully completed or terminated.

3.“Weekly Ticker List” is to be considered the email distribution sent by the trading department that includes all current company investment positions and ideas. Typically emailed to all associates at the beginning of the work week.

18.3     Prohibited Purchases and Sales of Securities
1. No access person shall, in connection with the purchase or sale, directly or indirectly:
a. Employ any device, scheme or artifice to defraud;
b. Make any untrue statement of a material fact or omit to state a material fact;
c. Engage in any act, practice or course of business which would operate as a fraud or deceit; or engage in any manipulative practice.
d. No investment personnel may acquire securities as part of an initial public offering by the issuer.
e. Except as provided in Section 18.4 below, investment personnel are restricted from trading all positions listed on the Weekly Ticker List.

1.4Personal Trading Guidelines

Equities
1.If stock is not on Weekly Ticker List, it may be traded – no approval or documentation necessary
2.If stock is on Weekly Ticker List and is over $ 30 billion in market cap, it may be traded – no approval or documentation necessary.
3.If stock is on Weekly Ticker List and is under $30 billion in market cap it may not be purchased.

4.Closing of existing positions from #3 above may be executed with prior approval by Compliance Officer.
5.Automated reinvestment plans (dividends/capital gains, etc.) are allowed on prohibited positions obtained prior to being added to Weekly Ticker List.

Fixed Income
No specific trading restriction on fixed income securities however trading is subject to monitoring for inappropriate transactions.

Mutual Funds, ETF/ETN’s, Closed End Funds
No specific trading restrictions, subject to monitoring for excessive trading.

Options
Options are allowed provided underlying security is permitted.

Holding Periods
While Sawgrass Asset Management imposes no specific holding period requirements, employees are strongly discouraged from day trading or excessively frequent trading behavior. Patterns of such trading activity may result in restrictions up to and including the temporary loss of personal trading privileges.

Sawgrass Managed Funds
Employees may not participate in the ownership of Sawgrass sub-advised funds or commingled vehicles without pre-approval from Compliance.

18.5     Additional Restrictions and Requirements
1.No Access Person shall accept or receive any gift in excess of $100 value from any person or entity that does business with or on behalf of SAM.
2.Each Access Person must have duplicate statements for all personal brokerage accounts sent to a Compliance Officer and/or designated appointee directly from their brokerage firm.
3.No Investment Personnel may accept a position as a director, trustee or general partner of a publicly traded company unless such position has been presented to and approved by the Company.
4.Each of the Company’s access persons must submit a holdings report no later than 10 days after the person becomes an access person. At that time, the information submitted must be current as of a date no earlier than 45 days prior to the date the person became an access person. Additionally, the report must be updated at least once each 12-month period thereafter and the information must be current as of a date no more than 45 days prior to the date the report was submitted. Therefore, the company requires annual holdings as of 12/31 to be reported no later than February 15th to the CCO or their designee.

Each report must contain the following information regarding the access person’s personal securities holdings (See Exhibit #6):
•The title and type of security, and as applicable, the ticker symbol or CUSIP number of the security
•The number of shares, units, etc.
•The principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership

•The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit
•The date the access person submits the report

5.IPO and Private Placement Policy - All of the Company’s access persons must obtain approval from Compliance prior to directly or indirectly acquiring beneficial ownership in any security in an initial public offering or a limited offering.

A limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to §§ 230.504 or 230.506 of this chapter. These are typically private placement offerings where you execute a subscription agreement to invest. This would include an investment in DIF or any other hedge fund or private equity fund. It also includes investments in private companies. If you are not sure, please confirm with Compliance.

18.6     Reporting Obligation
1.The Advisor shall create and maintain a listing of all Access Persons and Investment Personnel, and the Chief Compliance Officer.
2.Each Access Person shall report all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. (See Exhibit 6).
3.Each Access Person shall sign an acknowledgment at the time this Code is adopted or at the time such person becomes an Access Person and on an annual basis there after that he has read, understands, and agrees to abide by this Code.

1.7Reports
1.Each employee shall submit quarterly reports of personal securities transactions to the CCO and/or designated appointee. This includes transactions from authorized access and 3rd party managed accounts. The CCO shall submit his/her personal quarterly transaction reports to a designee, who shall act in all respects in the manner prescribed herein for the CCO.
2.In addition to the quarterly transactions report described in 18.6 above, every Access Person shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him/her if such total ownership is more than ½ of 1% of the company’s outstanding shares.
3.Every report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
i.The date of the transaction, the title interest rate and maturity (if applicable) and the number of shares or the principal amount of each security involved;
ii.The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.The price at which the transaction was effected;
iv.The name of the broker/dealer or bank with or through whom the transaction was effected;

v.The date the report was signed; and
vi.All brokerage accounts opened during the quarter.
4.For purposes of this reporting requirement, closed end funds, ETF/ETN's and sector or index depositary receipts (e.g. SPDRS, I-shares, etc.) and futures and options transactions are to be considered reportable transactions.
5.Personal accounts opened intra-quarter by an access person shall be reported in a timely manner to the CCO or designated appointee in writing to include account number and firm name.
6.Report forms will be sent to all Access Persons by the CCO or designated appointee prior to the end of each quarter.

18.8 Review and Enforcement
The CCO and designated appointee(s) shall review reported personal securities transactions, brokerage statements, and/or the clients’ securities transactions to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the CCO and/or designated appointee shall give such person an opportunity to supply additional explanatory material.

If the CCO determines that a substantial violation of this Code may have occurred, he shall submit his written determination and any additional explanatory material provided by the individual, to the Management Team, who shall make an independent determination as to whether a violation has occurred.

If the Management Team finds that a violation has occurred, the Management Team shall impose upon the individual such sanctions as deemed appropriate and shall record the violation and the sanctions imposed.

No person shall participate in a determination of whether he/she has committed a violation of the Code or of the imposition of any sanction against himself/herself. If a securities transaction of the Management Team is under consideration, any other Counsel shall act in all respects in the manner prescribed herein.
a. Minor one-time violations are to be discussed directly with the individual by a Compliance Officer to assure that repeat violations do not occur.

18.9     Records
The Company shall maintain records in the manner and to the extent set forth below and will make them available for examination by representatives of the Securities and Exchange Commission.
1.A copy of this Code and any other code which is, or at any time within the past five year has been, in effect shall be preserved in an easily accessible place;
2.A record of any violation of this Code and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
3.A copy of each report made by an officer or Supervisor pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and
4.A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

18.10 Annual Review
The Sawgrass Asset Management Code of Ethics is to be reviewed at least annually by the Chief Compliance Officer for the purpose of evaluating the effectiveness of the program, violations, if any, and whether any changes or additional provisions are appropriate. Any violations should be reported to the senior management of the firm.

18.11    Sanctions
Individuals subject to this Code of Ethics are advised that violation of the code may result in disciplinary action that includes but is not limited to a warning, fines disgorgement, suspension, demotion, or termination of employment. In addition to such sanctions, violations may be referred to civil or criminal authorities as appropriate.

18.12     Miscellaneous
All reports of securities transactions and any other information filed with the Company pursuant to this Code shall be treated as confidential. The Company may from time to time adopt such interpretations of this Code as it deems appropriate.

The Counsel for the Company, or an appropriate member of SAM, shall report to SAM at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

18.13     Hardship Exemption
Employees who experience unanticipated difficulties that necessitate the need to liquidate a securities holding or any other act that contradicts the above-mentioned policies, must seek prior written approval of the CCO before executing any transaction that would violate the abovementioned policies. Exemptions will be decided on a case-by-case basis and the Company provides no assurance that an exemption will be granted.

18.14     Access of Sawgrass Data
Any and all access of Sawgrass and client-sensitive data from any device should be considered confidential and treated as such.

18.15     Temporary Employees
The Company may also include temporary workers, consultants, independent contractors and anyone else designated by the CCO as subject to this Code of Ethics. Such ‘outside individuals’ will generally only be included in the definition of a supervised or access person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised or access persons.

18.16     Investment Professional & Portfolio Manager Public Statements
The following guidelines are intended to protect the Company and its clients from the appearance of any potential conflicts of interest and any perception of market manipulation. This policy applies to conference calls, market commentaries, media interviews, social media presentations, and seminar presentations.

The goal of this Policy is to avoid even the appearance of impropriety by providing appropriate guidance to investment professionals and portfolio managers. If you have any doubts as to the course of action to take with regard to responses, the best policy is to avoid specific discussions of companies whenever possible. As that will not always be possible, the rules listed below will hopefully provide some helpful guidance for answering an interviewer’s questions.

General Guidelines:
• Pre-clear activity with the CCO, or their designee.
• Limit discussion to general market thoughts or ideas.
• Avoid discussions about individual strategies or portfolio holdings.

Specific Guidelines:
• Avoid discussion of specific performance.
oEmployees should not discuss specific performance of particular products or specific investment strategies. In general, it is preferable to refer to third party sources of performance data than to serve as a source of that data (i.e., Company web site or fact sheets). If you discuss strategies, try to speak generally about those strategies rather than exploring specific strategies currently being used to manage a portfolio.
• Avoid predictions regarding future performance.
oIn all cases, employees should not recommend or rate a particular issuer or security or imply such a rating or recommendation. In addition, employees may not discuss his or her analysis of a specific security or issuer that provides a level of detail on which an investor may make an investment decision.
• Seek to avoid selling a security (either for a portfolio or other client or for your personal account) which you have recently favorably mentioned in an interview, absent compelling business reasons. As a general rule, avoid taking actions that are contrary to your public statements for approximately 10 business days after you have made those statements.
• Avoid making explicit buy or sell recommendations.
oSeek to discuss general market or economic trends. If specifically asked to discuss particular stocks, attempt to speak in general terms about the company and do not offer predictions regarding the performance of a particular company’s stock.
• Confidential portfolio information should be kept confidential.
• Use particular care when discussing securities of companies that are involved in unusual circumstances.
• Limit information disseminated in any of the above discussed venues concerning registered investment products to the information that is publicly disclosed.
• PII will not be stored on person devices. Client related material will not be accessed from unsecured networks.
• Communications via text messaging with clients/prospects/consultants should be avoided when possible; PII, as well as performance, is not authorized.
• Terminated employees will be have access to all sensitive information revoked by the
Technology Department with the oversight of the CCO or designated appointee.

Pre-Clearance:
Any investment professional who is asked for an interview (print, online, television, radio or other forum) or to speak at a conference where media and/or investors are present, must first preclear such activity with the CCO, or their designee. If possible, the CCO, or their designee, should review and pre-clear questions to be presented to interviewees and/or pre-screen potential interviewers.

18.17     Approved Brokerage List for Personal Trading
Associates must choose from the 'Broker Contacts' list if choosing to participate in the above mentioned Personal Trading program. This list is available inside each employee's ComplySci portal: Resource Center -> Broker Feed Directory -> Broker Contacts. Any exceptions to this list must be approved by the Compliance Department prior to opening an account.”